Exhibit 10.28

EQUITY AWARDS AMENDMENT AGREEMENT

THIS EQUITY AWARDS AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2013, by and between TTM Technologies, Inc., a Delaware corporation (the “Company”), and Kenton K. Alder (the “Participant”).

Recitals

WHEREAS, the Participant serves as Chief Executive Officer and a director of the Company;

WHEREAS, the Participant’s Restated Employment Agreement dated as of March 22, 2010, as amended on January 16, 2012 (the “Employment Agreement”), expired on March 22, 2013;

WHEREAS, the Participant holds fully vested options to purchase 467,149 shares of the Company’s common stock (collectively, the “Options”);

WHEREAS, the Participant holds performance-based restricted stock units (the “2011 PRUs”) granted by the Company pursuant to that certain Grant Notice and Award Agreement dated as of March 9, 2011 (the “2011 PRU Agreement”);

WHEREAS, the Participant holds performance-based restricted stock units (the “2012 PRUs” and together with the 2011 PRUs, the “PRUs”) granted by the Company pursuant to that certain Grant Notice and Award Agreement dated as of March 1, 2012, as amended and restated on April 26, 2012 (the “2012 PRU Agreement” and together with the 2011 PRU Agreement, the “PRU Agreements”); and

WHEREAS, in connection with the expiration of the Participant’s Employment Agreement, the Company and the Participant desire to enter into this Agreement to amend certain of the terms and conditions of the Options and the PRUs as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendments to Options. Notwithstanding any of the terms and conditions of any of the Options as may be set forth in any option agreement, plan, or other document evidencing or governing any of the Options (the “Governing Documents”), each of the Options (other than those Options that were issued under the Company’s 2006 Equity Incentive Plan and the form of Option Award Agreement thereunder) is hereby amended such that it shall be exercisable by the Participant at any time while the Participant continues to serve as an employee or a director of the Company, and for such period of time after the Participant no longer serves as an employee or director of the Company as shall be provided for in the applicable Governing Documents. Notwithstanding any of the terms and conditions set forth in any of the Governing Documents, for purposes of determining the period of exercisability of such Options after such time as the Participant no longer serves as an employee or director of the Company, references to the termination of the Participant’s employment other than for cause shall refer to the termination of both the Participant’s employment and service as a director other than for cause, and references to the Participant’s resignation shall refer to the Participant’s resignation from both employment and service as a director. Notwithstanding the foregoing, in no event shall any of such Options be exercisable on or after the tenth (10th) anniversary of the date of grant of such Option.

2.    Amendments to PRU Agreements.

a.    All references to “Employee” in the PRU Agreements are hereby replaced with “Participant”.

b.    Section 8 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“Termination of Continuous Service.

Except as set forth below, the Participant must remain in Continuous Service through the end of the Performance Period in order to receive any amount of the PRU Award, subject to the terms and conditions of this Agreement.”

c.   Section 9 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“Retirement of the Participant.

In the event of the Retirement of the Participant, the Participant shall receive a pro rata amount of the PRU Award, payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the Participant was in Continuous Service during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Participant’s Retirement, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.”

d.   Section 10 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“Total and Permanent Disability of the Participant.

If the Participant’s Continuous Service is terminated due to the Disability of the Participant, the Participant (or a legally designated guardian or representative if the Participant is legally incompetent) shall receive a pro rata amount of the PRU Award, payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the Participant was in Continuous Service during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months the Participant was in Continuous Service during such year, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.”

e.   Section 11 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“Death of the Participant.

If the Participant’s Continuous Service is terminated due to the Participant’s death, the Participant’s estate or designated beneficiary shall receive a pro rata amount of the PRU Award, payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the Participant was in Continuous Service during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Participant’s death, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.”

f.   Section 12 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“Change-in-Control.

If, within 12 months after a Change-In-Control, the Participant’s Continued Service is terminated by the Company (or any of its Subsidiaries) without Cause, or by Participant for Good Reason, the Company shall deliver to Participant, within 60 days after such termination, the Target Amount of Shares subject to the PRU Award made pursuant to this Agreement. The provisions of this Section 12 supersede any inconsistent provisions with respect to the impact of a Change in Control on the PRU Award made by this Agreement, including, but not limited to, Section 2(d)(a) of that certain Executive Change in Control Severance Agreement, dated as of April 24, 2013, between the Company and Participant. In the event of any such inconsistency, this Agreement shall be controlling.”

g.   The definition of “Retirement” set forth in Section 13 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

““Retirement” means any voluntary termination of the Participant’s Continuous Service by the Participant at age 62 or older, provided that Participant has at least five (5) years of Continuous Service prior to such termination.”

h.   Section 15(c) of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“In accepting the PRU Award, the Participant consents and agrees that in the event the PRU Award becomes subject to an employer tax that is legally permitted to be recovered from the Participant, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Participant’s Continuous Service is continuing at the time such tax becomes recoverable, the Participant will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PRU Award. Further, by accepting the PRU Award, the Participant agrees that the Company and/or the Employer may collect any such taxes from the Participant by any of the means set forth in this Section 15. The Participant further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.”

i.   Section 17 of each of the PRU Agreements is hereby deleted and replaced in its entirety with the following:

“Acknowledgment and Waiver.

By accepting this grant of PRUs, the Participant acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of PRUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PRUs, or benefits in lieu of Shares or PRUs, even if Shares or PRUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time with or without cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) the Participant is participating voluntarily in the Plan; (vi) PRUs, PRU grants and resulting benefits are an extraordinary item that is outside the scope of the Participant’s employment contract, if any; (vii) PRUs, PRU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) this grant of PRUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of this grant of PRUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of PRUs or diminution in value of this grant of PRUs resulting from termination of the Participant’s Continuous Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Participant’s Continuous Service (whether or not in breach of local labor laws), the Participant’s right to receive benefits under this Agreement after termination of Continuous Service, if any, will be measured by the date of termination of the Participant’s Continuous Service and will not be extended by any notice period mandated under local law; (xii) the Committee shall have the exclusive discretion to determine when the Participant is no longer in Continuous Service for purposes of this grant of PRUs; and (xiii) if the Company’s performance is below minimum levels as set forth in this Agreement or any annual supplement hereto, no PRUs will be awarded and no Shares will be issued to the Participant.”

 j.    The word “employment” in Section 18(d) of each of the PRU Agreements is hereby deleted and replaced with “Continuous Service.”

3.    Remaining Provisions Effective.  Except as expressly provided herein, all other terms and conditions of the Options and the PRUs shall remain in full force and effect.

COMPANY:

TTM TECHNOLOGIES, INC.

By:	/s/ Todd B. Schull
Todd B. Schull,
Chief Financial Officer

PARTICIPANT:

/s/ Kenton K. Alder
Kenton K. Alder

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